Exhibit 10.2

SEABOARD CORPORATION RETIREE MEDICAL BENEFIT PLAN

AS AMENDED AND RESTATED EFFECTIVE APRIL 1, 2026

ARTICLE I.

PURPOSE

The Seaboard Corporation Retiree Medical Benefit Plan (this “RMB Plan”) was established by Seaboard Corporation effective March 4, 2005. The primary purpose of this RMB Plan is to provide medical benefits not otherwise provided under the Seaboard Corporation Employee Welfare Plan (the “CHP Plan”) to certain individuals who have rendered valuable services to Seaboard Corporation.  This RMB Plan is hereby amended and restated for the purpose of clarifying the coverage options under this RMB Plan.

ARTICLE II.

DEFINITIONS

For purposes of this RMB Plan, the following words and phrases shall have the meaning indicated below.

2.1.“Benefits” means the medical, prescription, dental, and vision benefits provided through this RMB Plan and, with respect to an RMB COBRA Participant and an RMB Retiree Gap Participant, the payments described in Sections 4.1 and 4.2 of this RMB Plan.

2.2.“Change of Control” means an event or transaction which results in one or more of the following:

(a)The acquisition by any person or entity (other than by the Company or one of its subsidiaries) of more than fifty percent (50%) of either the outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors;

(b)The liquidation of the Company or the sale of more than eighty-five percent (85%) of the assets of the Company to an unrelated person or entity;

(c)The approval by the shareholders of the Company of a reorganization, merger or consolidation with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of the directors of the reorganized, merged or consolidated entity’s then outstanding voting securities; or

(d)The acquisition by any person or entity (other than by any descendant of Otto Bresky, Senior or any trust established primarily for the benefit of any descendant of Otto Bresky, Senior) of more than 50% of either the membership interests or the combined voting power of Seaboard Flour, LLC.

2.3.“COBRA” means the Consolidated Omnibus Reconciliation Act of 1985 as amended from time to time and the regulations thereunder.

2.4.“Code” means the Internal Revenue Code of 1986, as amended from time to time, and final Treasury regulations issued thereunder.

2.5.“Committee” means the committee that administers this RMB Plan pursuant to Article V.

2.6.“Company” means Seaboard Corporation, a Delaware corporation, and its successors and assigns.

2.7.“Company Health Plan” or “CHP Plan” means the Seaboard Corporation Employee Welfare Plan, as from time to time amended.

2.8.“Dependent” means a “Dependent” as that term is defined in the Company Health Plan, as may be amended from time to time, other than a legal spouse.

2.9.“Effective Date” means March 1, 2025, the date this amended and restated RMB Plan is effective.

2.10.“Eligible Employee” means an Employee or former Employee described in Section 3.1 who is eligible to become an RMB Participant upon satisfying the requirements for participation as set forth herein.

2.11.“Employee” means an employee of the Employer.

2.12.“Employer” means the Company and any subsidiary or affiliate of the Company that participates in this RMB Plan with the consent of the Company and employs the Eligible Employee.

2.13.“Family Member” means (a) a person who is legally married to (and not legally separated from) an RMB Participant who is an Eligible Employee, and (b) any Dependent of an RMB Participant who is an Eligible Employee.  Family Member also means (a) a person who was legally married to (and not legally separated from) an Eligible Employee at the time of the Eligible Employee’s death (whether or not such death occurs prior to the time the Eligible Employee becomes an RMB Participant), and (b) any Dependent of an Eligible Employee at the time of the Eligible Employee’s death (whether or not such death occurs prior to the time the Eligible Employee becomes an RMB Participant); provided, however, a Dependent who is a child of a deceased Eligible Employee shall not be a Family Member on and after the date such Dependent ceases to satisfy the definition of Dependent in the CHP Plan, as may be amended from time to time. If an Eligible Employee ceases to be an Eligible Employee under the provisions of Section 3.2 of this RMB Plan, then any Family Member with respect to such Eligible Employee shall thereupon cease to be a Family Member and no individual shall thereafter become a Family Member with respect to such Eligible Employee.

2.14.“Medicare” means the program of medical care benefits provided under Title XIX of the Social Security Act of 1965, as amended from time to time.

2.15.“RMB COBRA Participant” means an Eligible Employee described in Section 3.5(b) who receives payments for COBRA Coverage under Section 4.2 of this RMB Plan.

2.16.“RMB Participant” means an Eligible Employee or a Family Member who receives Benefits under this RMB Plan. The term “RMB Participant” also includes an RMB COBRA Participant and an RMB Retiree Gap Participant.

2.17.“RMB Plan” means this Seaboard Corporation Retiree Medical Benefit Plan as set forth herein and as from time to time amended to the extent permitted hereunder with respect to any particular individual.

2.18.“RMB Retiree Gap Participant” means an Eligible Employee described in Section 3.5(a)(i) who receives payments for Retiree Gap Coverage under Section 4.1 of this RMB Plan.

2.19.“Special CEO Participant” means an Eligible Employee who holds or held the position of Chief Executive Officer.

ARTICLE III.

PARTICIPATION

3.1.Eligibility.  All Employees whose names are listed on Addendum A attached to this Plan are Eligible Employees as of the Effective Date.  Any other Employee of the Company or other Employer will be an Eligible Employee if such Employee is specifically designated as an Eligible Employee in writing signed by the Chief Executive Officer of the Company and attached as an addendum to this Plan.  Once an Employee is an Eligible Employee the Employee will remain an Eligible Employee (even though no longer an Employee) except as otherwise provided in Section 3.2.

3.2.Loss of Eligibility.  If an Eligible Employee unlawfully converts to his or her direct or indirect personal benefit a material amount of funds of the Company or of any subsidiary or affiliate of the Company, then such Eligible Employee shall cease to be an Eligible Employee (and shall cease to participate if already participating) as of the date of such conversion.

3.3.Participation: Age and Service Conditions for Participation of Eligible Employee in this RMB Plan -- General Rule.  An Eligible Employee may not become an RMB Participant unless he or she has both (a) attained age 50, and (b) completed at least fifteen (15) calendar years of continuous service as an Employee of the Employer or of any affiliate or subsidiary of the Employer.

3.4.Participation: Age and Service Conditions for Participation of Eligible Employee in this RMB Plan -- Exceptions.  An Eligible Employee may become an RMB Participant without having satisfied the age and service conditions in Section 3.3 if (a) the Eligible

Employee is involuntarily terminated by the Employer (other than under circumstances described in Section 3.2), or (b) there is a Change of Control prior to the Eligible Employee’s termination of employment with the Employer, or (c) the Employer no longer provides benefits to Employees other than Benefits provided under this RMB Plan.

3.5.Commencement of Participation of Eligible Employee in this RMB Plan Following Termination of Employment.  An Eligible Employee who has terminated employment with the Employer and who, prior to termination of employment, has satisfied the age and service conditions under Section 3.3, or who under Section 3.4 is not required to satisfy the age and service conditions, will become a Participant in this RMB Plan as follows:

(a)If at the time of such Eligible Employee’s termination of employment with the Employer, the Eligible Employee continues to receive medical, prescription, dental, and vision coverage under the CHP Plan under provisions of the CHP Plan that provide benefits to certain retirees (“Retiree Gap Coverage”), then the Eligible Employee will become an RMB Participant as follows:

(i)Employer Payment for Retiree Gap Coverage under the CHP Plan:  The Eligible Employee will become an RMB Participant with respect to the payments that the Employer makes toward the Eligible Employee’s Retiree Gap Coverage under the CHP Plan (which is described in Section 4.1) on the date the Eligible Employee begins receiving the Retiree Gap Coverage under the CHP Plan (such RMB Participant, a “RMB Retiree Gap Participant”). In other words, while the Eligible Employee is receiving Retiree Gap Coverage under the CHP Plan, the Eligible Employee will be a participant in the CHP Plan with respect to the Retiree Gap Coverage provided to the Eligible Employee under the CHP Plan and the Eligible Employee will be an RMB Participant in this RMB Plan with respect to the payments that the Employer makes towards the Retiree Gap Coverage under the CHP Plan.

(ii)Medical and Prescription Coverage Provided under this RMB Plan:  The Eligible Employee will be an RMB Participant eligible for medical and prescription coverage provided under this RMB Plan on the earlier of (1) the date the Eligible Employee becomes eligible for medical and prescription coverage under Medicare, or (2) the date the Eligible Employee is otherwise no longer eligible to receive Retiree Gap Coverage under the CHP Plan.

(iii)Dental and Vision Coverage Provided Under this RMB Plan: The Eligible Employee will be an RMB Participant eligible for dental and vision coverage provided under this Plan on the date the Eligible Employee is no longer eligible to receive Retiree Gap Coverage under the CHP Plan.

(b)If at the time of the Eligible Employee’s termination of employment with the Employer, the Eligible Employee is not entitled to Retiree Gap Coverage under the CHP Plan, and if the Eligible Employee timely elects to receive COBRA continuation coverage through an eligible group health plan (“COBRA Coverage”), then the Eligible Employee will become a

Participant in this RMB Plan with respect to the payments that the Employer makes toward the Eligible Employee’s COBRA Coverage (which is described in Section 4.2) on the date the Eligible Employee begins receiving COBRA Coverage (such RMB Participant, a “RMB COBRA Participant”).  The Eligible Employee will continue to be an RMB Participant with respect to the medical, prescription, dental, and vision coverage provided under this RMB Plan upon the expiration of the period that such individual is receiving COBRA Coverage.

(c)If at the time of an Eligible Employee’s termination of employment with the Employer, the Eligible Employee is not entitled to receive benefits under paragraphs (a) or (b) of this Section 3.5, then the Eligible Employee will become an RMB Participant with respect to medical, prescription, dental, and vision coverage provided under this RMB Plan at the time of the Eligible Employee’s termination of employment with the Employer.  Benefits shall be provided under this RMB Plan in accordance with the terms set forth in Article IV of this RMB Plan (e.g., through the purchase of insurance policies or contracts).

3.6.Commencement of Participation of Eligible Employee in this RMB Plan Prior to Termination of Employment. If prior to the termination of employment of an Eligible Employee the Company terminates the CHP Plan, then the Eligible Employee will become an RMB Participant at the time of the termination of the CHP Plan.  Such Eligible Employee will continue to be an RMB Participant upon such Eligible Employee’s termination of employment unless such Eligible Employee ceases to be an Eligible Employee under Section 3.2.

3.7.Commencement of Participation of Family Member in this RMB Plan.  A Family Member will become an RMB Participant at the time the individual becomes a Family Member under Section 2.13.  In general, an Eligible Employee’s legal spouse and Dependent will commence participation in the RMB Plan on the same terms and at the same time that the Eligible Employee would become an RMB Participant under Sections 3.5 and 3.6, as applicable, subject to the following:

(a)Spouse: An individual will become a Family Member and commence participation in the RMB Plan upon the first of the following events:

(i)when the individual becomes legally married to an RMB Participant;

(ii)when the Eligible Employee becomes an RMB Participant under Sections 3.5 or 3.6, if the individual is then legally married (and not legally separated from) the Eligible Employee; or

(iii)if the Eligible Employee dies before becoming an RMB Participant, upon the Eligible Employee’s death, provided the individual was legally married to (and not legally separated from) the Eligible Employee at that time.

(b)Dependent: A Dependent of an Eligible Employee or an RMB Participant will become a Family Member and commence participation in the RMB Plan upon the first of the following events:

(i)when the individual becomes a Dependent of an RMB Participant;

(ii)when the Eligible Employee becomes an RMB Participant under Sections 3.5 or 3.6; or

(iii)if the Eligible Employee dies before becoming an RMB Participant, upon the Eligible Employee’s death.

3.8.Termination of Participation of RMB Participant.  An RMB Participant will cease to be an RMB Participant only if the RMB Participant ceases to be an Eligible Employee under Section 3.2.

3.9.Termination of Participation of Family Member in this RMB Plan.  An RMB Participant who is a Family Member will cease to be an RMB Participant if he or she ceases to be a Family Member under Section 2.13.

3.10.No Continuation Coverage.  The Employer will have no obligation under COBRA or any other law to provide continuation coverage to any RMB Participant following the date the RMB Participant ceases to be an RMB Participant hereunder, except in limited circumstances.

ARTICLE IV.

BENEFITS

4.1.Employer Payments for Retiree Gap Coverage Under the CHP Plan.   The Employer will reimburse or pay the RMB Retiree Gap Participant for any premium amounts for Retiree Gap Coverage provided to the RMB Retiree Gap Participant (and the RMB Retiree Gap Participant’s legal spouse or Dependents) under the CHP Plan.  Such reimbursement or payment may be by direct payment to the RMB Retire Gap Participant or by any other method the Employer determines.

4.2.Employer Payments for Coverage Under COBRA.  The Employer will reimburse or pay the RMB COBRA Participant for any premium amounts for COBRA Coverage provided to the RMB COBRA Participant (and the RMB COBRA Participant’s legal spouse or Dependents).  Such payment may be by direct payment to the RMB COBRA Participant or by any other method the Employer determines. It is intended that all payments and reimbursement under this RMB Plan (including Sections 4.1 and 4.2) will be made in a manner that is compliant with or exempt from Internal Revenue Code Section 409A (“Section 409A”).  All provisions of this RMB Plan shall be interpreted with this intent and the Employer reserves all right at any time to amend this RMB Plan (on a prospective or retroactive basis) to remain compliant with Section 409A and all applicable rules and regulations promulgated thereunder.

4.3.RMB Plan Benefits for Special Pre-Medicare RMB Participants.  In limited circumstances, Eligible Employees become RMB Participants before they are eligible for Medicare because they are not eligible for Retiree Gap Coverage under the CHP Plan or COBRA

Coverage as described in Section 3.5(b) following the Eligible Employee’s termination from employment or their Cobra Coverage expires (“Special Pre-Medicare RMB Participants”).  The Company shall provide Special Pre-Medicare RMB Participants (and the Special Pre-Medicare RMB Participant’s legal spouse and Dependents) such medical, prescription, dental, and vision coverage as described in Section 4.5 that is comparable to the medical, prescription, dental, and vision coverages provided under the CHP Plan at the time the Eligible Employee becomes a Special Pre-Medicare RMB Participant under this RMB Plan; provided, however, that the Benefits will not be subject to any overall lifetime or annual maximum dollar limits.

4.4.RMB Plan Benefits for RMB Participants Eligible for Medicare.  Benefits provided under this RMB Plan for an RMB Participant (and the RMB Participant’s spouse) who is eligible for medical and prescription coverage under Medicare will be provided by the Company as follows:

(a)Medical, Prescription, Dental, and Vision Coverage. The Company will pay or reimburse the RMB Participant (and the RMB Participant’s spouse) (i) the Medicare premiums (Part B and Part D), including the Income-Related Monthly Adjustment Amount (IRMAA) surcharge, and (ii) the premiums for approved Medicare Supplement Insurance (Medigap) (Plan G coverage or equivalent).  The RMB Participant (and the RMB Participant’s spouse) shall continue to receive dental and vision coverages under the CHP Plan, or if such coverages are not available under the CHP Plan, the RMB Participant and the RMB Participant’s spouse shall be covered pursuant to dental and vision insurance policies purchased by the Company as described in Section 4.5.

(b)Supplemental Retiree Coverage.  The RMB Participant and the RMB Participant’s spouse will also receive benefits under the supplemental retiree medical coverage component of the CHP Plan (the “Supplemental Retiree Coverage”): (i) with respect to the RMB Participant, if the RMB Participant had Retiree Gap Coverage under the CHP Plan and such coverage ends because the RMB Participant becomes eligible for Medicare, or the RMB Participant terminates employment while a participant in the CHP Plan and on or after the RMB Participant becomes eligible for Medicare, and (ii) with respect to the RMB Participant’s spouse, if the RMB Participant had Retiree Gap Coverage under the CHP Plan and the spouse’s Retiree Gap Coverage under the CHP Plan ends because the spouse becomes eligible for Medicare, or the RMB Participant terminates employment while a participant in the CHP Plan, the spouse will receive benefits under the CHP Plan’s Supplemental Retiree Coverage on the date the spouse becomes eligible for Medicare.

4.5.Insured RMB Plan Benefits.  Any medical, prescription, dental, and vision policies that are provided under this RMB Plan as described in Sections 4.3, or 4.4(a) above with respect to dental and vision benefits, will be provided through individual medical, prescription, dental, and/or vision benefit insurance policies or contracts purchased by the Employer that provide coverage comparable to that provided under the CHP Plan. For purposes of this RMB Plan, “comparable” means as similar as possible as determined by the Company in its discretion in good faith taking into account the options available for the Company in selecting a provider of Benefits at such time.  In the case of a Participant who was a participant in the CHP Plan at the time of becoming an RMB Participant, the Company will determine “comparable” based upon the medical and prescription benefits (and dental and vision benefits, as applicable) of such participant in the CHP Plan immediately prior to becoming an RMB Participant.  In the case of any other RMB Participant, the Company will make a good faith effort to determine “comparable” in its discretion based upon reasonable assumptions as to the type of coverage the RMB Participant would have had under the CHP Plan.

Benefits may be provided either through a traditional indemnity insurance policy or through an arrangement with a health maintenance organization.

The Company will select the provider of the Benefits in its sole and absolute discretion and after making a good faith judgment that the provider has a history of good business practices and is in sound financial health.  If at any time prior to the termination of an individual’s participation in this RMB Plan the provider of Benefits selected will no longer provide Benefits of any type to the RMB Participant due to the dissolution of the provider or a change in the provider’s business practices, then the Company will arrange for Benefits for the RMB Participant through another provider.  If a provider fails to pay any Benefits with respect to an RMB Participant that would otherwise be payable by the provider solely because the provider has become insolvent, the Employer will pay such amounts that otherwise would have been paid by the provider.  Except as provided in the preceding sentences, the Employer will have no responsibility or liability for any action or inaction of the provider of Benefits in connection with providing such Benefits to an RMB Participant other than action or inaction due to the Employer’s failure to pay the provider the payment amount specified in the initial arrangement.  The Employer may, in its sole and absolute discretion with no obligation to do so, pay Benefits hereunder from the general assets of the Employer on a self-insured basis with respect to any one or more RMB Participants.

4.6.Special CEO Participant CHP Plan Enrollment Option. Notwithstanding any other provision of this RMB Plan, effective April 1, 2026 (the “Special Effective Date”), a Special CEO Participant and/or the spouse of a Special CEO Participant (including the surviving spouse of a deceased Special CEO Participant) who is eligible for and enrolled in Medicare may elect to enroll in the CHP Plan, subject to the following terms and conditions:

(a)Enrollment. A Special CEO Participant and/or the spouse of a Special CEO Participant eligible under this Section 4.6 may enroll in the CHP Plan (i) at any time such individual enrolls in Medicare pursuant to this RMB Plan, or (ii) during the Company’s annual open enrollment period thereafter. A Special CEO Participant or the spouse of a Special CEO Participant who enrolls in the CHP Plan under this Section 4.6 shall remain eligible to participate in subsequent annual open enrollment periods. Notwithstanding the foregoing, Special CEO Participants and/or their Spouses who are already enrolled in Medicare on the Special Effective Date may enroll in this Plan as soon as administratively possible after such effective date.

(b)Premium Payment. If a Special CEO Participant or the spouse of a Special CEO Participant enrolls in the CHP Plan pursuant to this Section 4.6, the Board of Directors of the Company may, in its sole discretion, elect one of the following premium payment arrangements:

(i)The enrollee shall pay the entire health insurance premium for coverage under the CHP Plan, including both the Company portion and the individual’s portion of such premium; or

(ii)The Company shall pay the health insurance premium for coverage under the CHP Plan, in which case the enrollee shall recognize income in an amount equal to the premium paid by the Company on behalf of enrollee. If the Company has a withholding obligation with respect to taxes on such imputed income, the enrollee shall pay the amount of such withholding obligation to the Company. If the enrollee does not pay such withholding amount within thirty (30) days of the date of the Company’s invoice for such amount, the Company shall have the right to offset such amount against future benefits due under this RMB Plan or to terminate the enrollee’s coverage under the CHP Plan pursuant to this Section 4.6.

(c)Coordination With Medicare. Coverage under the CHP Plan pursuant to this Section 4.6 shall be secondary to Medicare and any Medicare Supplement Insurance (Medigap) coverage maintained by the enrollee. Enrollment in Medicare is a condition precedent to enrollment in the CHP Plan under this Section 4.6, and a Special CEO Participant or the spouse of a Special CEO Participant may not forego or disenroll from Medicare and receive coverage solely under the CHP Plan pursuant to this Section 4.6.

4.7.RMB Plan Benefits Secondary to Other Coverage.  At any time an RMB Participant has coverage in addition to the Benefits hereunder then the Benefits hereunder shall be secondary to any such other medical coverage.  Therefore Benefits otherwise provided hereunder will be reduced to the extent provided under such other coverage.

4.8.Participant Agreement to Provide Information.  As a condition to receiving Benefits, an RMB Participant agrees to provide the Employer or the Committee any information reasonably needed in order to administer any of the provisions of this RMB Plan.

4.9.No RMB Plan Benefits for Persons Related to Family Members.  In no event will any Benefits be provided to any individual who is not an Eligible Employee or the Family Member of an Eligible Employee.

4.10. 409A Compliance.  If necessary to comply with Section 409A of the Code, (a) the amount of benefits that the Company is obligated to pay under this RMB Plan in any given calendar year shall not affect the amount of such benefits that the Company is obligated to pay in any other calendar year, and (b) an RMB Participant’s right to have the Company provide such benefits may not be liquidated or exchanged for any other benefit.

4.11.Taxation. To the extent providing any of the Benefits results in any withholding obligations for the Company, the Company will provide an invoice to the RMB Participant, and the RMB Participant must promptly issue a check to the Company equal to the amount of any such withholding obligation. If the RMB Participant does not pay the invoice within thirty (30) days of the date of the invoice, the Company will have the right to offset such amount against future Benefits due under this RMB Plan.

4.12.Income Tax Gross-up Payments.  In the event Benefits paid to an RMB

Participant in a particular calendar year constitute taxable income to the RMB Participant and exceed in the aggregate the sum of $20,000, then the Employer will pay to the RMB Participant a cash amount determined by the Employer in its discretion (which determination shall be made in good faith) sufficient to pay the state and federal income tax liability of the RMB Participant with respect to the amount of taxable Benefits paid for such year in excess of the sum of $20,000.  Such payment by the Employer shall be made no later than the day the RMB Participant remits the payment in the amount of the applicable tax liability to the applicable taxing authority.  The payment to be made under this Section 4.112 shall be only with respect to taxable Benefits and not with respect to any other taxable income of the RMB Participant (including taxable amounts paid under this Section 2).

ARTICLE V.

ADMINISTRATION

The Company may delegate the authority to administer this RMB Plan to a Committee.  In the absence of any such delegation the Company will be the Committee for purposes of this RMB Plan. The Committee is authorized in its sole and absolute discretion to construe and interpret the provisions of this RMB Plan.  Any interpretation of this RMB Plan and any decision on any matter within the discretion of the Committee made in good faith is binding on all persons.  The Committee and the individual members of the Committee will be indemnified by the Company against any and all liabilities, losses, costs and expenses of any kind or nature incurred by or asserted against the Committee or any individual member of the Committee in connection with any action or inaction pursuant to this RMB Plan.

ARTICLE VI.

MISCELLANEOUS PROVISIONS

6.1.Amendment or Termination of Plan.  The Company may amend this RMB Plan at any time in its sole discretion by execution of a written amendment to this RMB Plan or by resolution of the Board of Directors of the Company.  An amendment to this RMB Plan may provide for a partial or complete termination of this RMB Plan.  Notwithstanding the preceding sentences, if any such amendment would adversely affect any individual who is an Eligible Employee, Participant or Family Member at the time of such amendment, then this RMB Plan provisions as in effect immediately prior to such amendment shall remain in effect for such individual and such amendment shall not apply with respect to such individual.

6.2.Special Rule for Substantial Change in United States Health Care.  Notwithstanding the provisions of Section 6.1, the Company may amend this RMB Plan in any manner it deems advisable in its sole and absolute discretion, with respect to current and future Eligible Employees and Participants, if there is a substantial change in the provision of health care coverage in the United States (including, but not limited to, the adoption of what is often referred to as “socialized medicine” or “universal coverage”) such that medical coverage for Eligible Employees and RMB Participants is available elsewhere and the nature of such other coverage is such that the Company would not have adopted this RMB Plan had such other coverage been available at the time of the adoption of this RMB Plan.  The Company will act in good faith in adopting any amendment to this RMB Plan under this Section 6.2 and the Company will endeavor in good faith to assure that those individuals who are Eligible Employees, EMB Participants or Family Members at the time of any such amendment receive benefits comparable to the medical coverage they were receiving under this RMB Plan, or were anticipated to receive in the future under this RMB Plan, immediately prior to any such amendment.

6.3.No Employment Rights.  Nothing contained herein shall be construed as conferring upon an Eligible Employee the right to continue in the employ of the Employer in the Eligible Employee’s current position or in any other capacity.  Each Eligible Employee shall have contractual rights to enforce the provisions of this RMB Plan.

6.4.Successors and Assigns.  The provisions of this RMB Plan are binding upon the Employer and its successors and assigns.

6.5.Governing Law.  This RMB Plan shall be subject to and construed in accordance with the laws of the State of Kansas.

IN WITNESS WHEREOF, this RMB Plan is executed this 14th day of April 2026, but effective as of April 1. 2026.

(SIGNATURE ON FOLLOWING PAGE)

SEABOARD CORPORATION

By:	/s/ Robert L. Steer
Robert L. Steer
President and Chief Executive Officer

ADDENDUM

TO

SEABOARD CORPORATION

RETIREE MEDICAL BENEFIT PLAN

AS AMENDED AND RESTATED

EFFECTIVE APRIL 1, 2026

The following is a list of the Addendum to the Seaboard Corporation Retiree Medical Benefit Plan, Amended and Restated Effective April 1, 2026, which is filed with the Securities and Exchange Commission (“SEC”). Seaboard Corporation (“Seaboard”) undertakes to provide to the SEC the Addendum, as requested, subject to Seaboard’s right to request confidential treatment under the Freedom of Information Act.

Addendum A – Eligible Employees on Effective Date